EXHIBIT 1

Interim Unaudited Financial Statements of Suncor Energy Inc. for the first fiscal quarter ended March 31, 2003

CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)

	Three months ended March 31
($ millions)	2003	2002

REVENUES (note 7)	1 676	1 078
EXPENSES
Purchases of crude oil and products	411	278
Energy marketing and trading activities	26	17
Transportation and other costs (note 7)	34	27
Operating, selling and general	366	343
Depreciation, depletion and amortization	155	133
Exploration	17	5
Royalties	42	20
Taxes other than income taxes	89	88
(Gain) on disposal of assets	(1)	—
Project start-up costs	2	—
Financing expenses (note 3)	(22)	31
	1 119	942
EARNINGS BEFORE INCOME TAXES	557	136
Provision for income taxes
Current	21	11
Future	168	35
	189	46
NET EARNINGS	368	90
Dividends on preferred securities, net of tax	(7)	(7)
Revaluation of US$ preferred securities, net of tax	14	—
Net earnings attributable to common shareholders	375	83

PER COMMON SHARE (dollars)

Net earnings attributable to common shareholders (note 4)

See accompanying notes.

CONSOLIDATED BALANCE SHEETS
(unaudited)

($ millions)	March 31 2003	December 31 2002

ASSETS
Current assets
Cash and cash equivalents	7	15
Accounts receivable	517	403
Inventories	298	266
Future income taxes	41	38
Total current assets	863	722
Property, plant and equipment, net	7 830	7 641
Deferred charges and other	171	185
Future income taxes	138	135
Total assets	9 002	8 683
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term debt	4	—
Accounts payable and accrued liabilities	848	716
Income taxes payable	25	34
Taxes other than income taxes	41	37
Future income taxes	11	10
Total current liabilities	929	797
Long-term debt	2 332	2 686
Accrued liabilities and other	246	226
Future income taxes	1 694	1 516
Shareholders’ equity (see below)	3 801	3 458
Total liabilities and shareholders’ equity	9 002	8 683

SHAREHOLDERS’ EQUITY

	Number		Number
Preferred securities	17 540 000	505	17 540 000	523
Share capital	449 406 496	583	448 971 543	578
Retained earnings		2 713		2 357
		3 801		3 458

See accompanying notes.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

($ millions)	Three months ended March 31
	2003	2002

OPERATING ACTIVITIES
Cash flow from operations	613	181
Decrease (increase) in operating working capital
Accounts receivable	(114)	(89)
Inventories	(32)	6
Accounts payable and accrued liabilities	132	18
Taxes payable	—	10
Cash flow from operating activities	599	126
CASH USED IN INVESTING ACTIVITIES	(301)	(221)
NET CASH SURPLUS (DEFICIENCY) BEFORE FINANCING ACTIVITIES	298	(95)
FINANCING ACTIVITIES
Increase (decrease) in short-term debt	4	(22)
Proceeds from issuance of long-term debt	—	797
Net (decrease) in other long-term debt	(284)	(651)
Issuance of common shares under stock option plan	4	5
Dividends paid on preferred securities	(12)	(12)
Dividends paid on common shares	(18)	(18)
Cash from (used in) financing activities	(306)	99
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(8)	4
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	15	1
CASH AND CASH EQUIVALENTS AT END OF PERIOD	7	5

See accompanying notes.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(unaudited)

($ millions)	Preferred Securities	Share Capital	Retained Earnings

At December 31, 2001	525	555	1 700
Net earnings	—	—	90
Dividends paid on preferred securities, net of tax	—	—	(7)
Dividends paid on common shares	—	—	(18)
Issued for cash under stock option plan	—	5	—
Issued under dividend reinvestment plan	—	2	(2)
At March 31, 2002	525	562	1 763
At December 31, 2002	523	578	2 357
Net earnings	—	—	368
Dividends paid on preferred securities, net of tax	—	—	(7)
Dividends paid on common shares	—	—	(18)
Issued for cash under stock option plan	—	4	—
Issued under dividend reinvestment plan	—	1	(1)
Revaluation of US$ preferred securities	(18)	—	14
At March 31, 2003	505	583	2 713

See accompanying notes.

SCHEDULES OF SEGMENTED DATA

(unaudited)

							Three months ended March 31
	Oil Sands		Natural Gas		Energy Marketing and Refining		Corporate and Eliminations		Total
($ millions)	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002
EARNINGS Revenues
Operating revenues	757	447	136	64	758	549	—	—	1 651	1 060
Energy marketing and trading activities	—	—	—	—	25	17	—	—	25	17
Intersegment revenues	108	72	7	11	—	—	(115)	(83)	—	—
Interest	—	—	—	—	—	—	—	1	—	1
	865	519	143	75	783	566	(115)	(82)	1 676	1 078
Expenses
Purchases of crude oil and products	2	—	—	7	527	356	(118)	(85)	411	278
Energy marketing and trading activities	—	—	—	—	26	17	—	—	26	17
Transportation and other costs	28	21	6	6	—	—	—	—	34	27
Operating, selling and general	230	218	19	17	100	85	17	23	366	343
Depreciation, depletion and amortization	118	99	21	18	15	15	1	1	155	133
Exploration	9	—	8	5	—	—	—	—	17	5
Royalties	10	8	32	12	—	—	—	—	42	20
Taxes other than income taxes	6	6	—	1	83	81	—	—	89	88
(Gain) on disposal of assets	—	—	—	—	(1)	—	—	—	(1)	—
Project start-up costs	2	—	—	—	—	—	—	—	2	—
Financing expenses	—	—	—	—	—	—	(22)	31	(22)	31
	405	352	86	66	750	554	(122)	(30)	1 119	942
Earnings (loss) before income taxes	460	167	57	9	33	12	7	(52)	557	136
Income taxes	(154)	(56)	(29)	(4)	(12)	(5)	6	19	(189)	(46)
Net earnings (loss)	306	111	28	5	21	7	13	(33)	368	90

As at March 31
TOTAL ASSETS	7 138	6 567	822	767	979	932	63	68	9 002	8 334
CAPITAL EMPLOYED(1)	4 395	4 946	434	363	470	502	192	68	5 491	5 879

(1) Excludes capitalized costs related to major projects in progress.

SCHEDULES OF SEGMENTED DATA (continued)
(unaudited)

							Three months ended March 31
	Oil Sands		Natural Gas		Energy Marketing and Refining		Corporate and Eliminations		Total
($ millions)	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002
CASH FLOW BEFORE FINANCING ACTIVITIES
Cash flow from (used in) operating activities:
Cash flow from (used in) operations
Net earnings (loss)	306	111	28	5	21	7	13	(33)	368	90
Exploration expenses
Cash	—	—	4	1	—	—	—	—	4	1
Dry hole costs	—	—	4	4	—	—	—	—	4	4
Non-cash items included in earnings
Depreciation, depletion and amortization	118	99	21	18	15	15	1	1	155	133
Future income taxes	151	54	28	4	(3)	—	(8)	(23)	168	35
Current income tax provision allocated to Corporate	3	2	1	1	15	5	(19)	(8)	—	—
(Gain) on disposal of assets	—	—	—	—	(1)	—	—	—	(1)	—
Other	4	5	1	1	2	1	(53)	(1)	(46)	6
Overburden removal outlays	(44)	(53)	—	—	—	—	—	—	(44)	(53)
Increase (decrease) in deferred credits and other	3	(5)	1	—	—	—	1	(30)	5	(35)
Total cash flow from (used in) operations	541	213	88	34	49	28	(65)	(94)	613	181
Decrease (increase) in operating working capital	25	(56)	(9)	(19)	18	(25)	(48)	45	(14)	(55)
Total cash flow from (used in) operating activities	566	157	79	15	67	3	(113)	(49)	599	126
Cash from (used in) investing activities:
Capital and exploration expenditures	(241)	(152)	(39)	(57)	(13)	(5)	(2)	(2)	(295)	(216)
Deferred maintenance shutdown expenditures	(9)	(2)	—	—	—	(1)	—	—	(9)	(3)
Deferred outlays and other investments	—	—	—	—	—	(2)	—	—	—	(2)
Proceeds from disposals	—	—	2	—	1	—	—	—	3	—
Total cash (used in) investing activities	(250)	(154)	(37)	(57)	(12)	(8)	(2)	(2)	(301)	(221)
Net cash surplus (deficiency) before financing activities	316	3	42	(42)	55	(5)	(115)	(51)	298	(95)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

1. Accounting Policies

These interim consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles and follow the same accounting policies and methods of computation as, and should be read in conjunction with, the most recent annual financial statements.

In the opinion of management, these interim consolidated financial statements contain all adjustments of a normal and recurring nature necessary to present fairly Suncor Energy Inc’s (Suncor) financial position at March 31, 2003 and the results of its operations and its cash flows for the three months ended March 31, 2003 and 2002. The results of operations and cash flows are not necessarily indicative of the results of operations or cash flows to be expected for the year ending December 31, 2003.

2. Energy Marketing and Trading Activities

In November of 2002, Suncor commenced energy trading activities. In addition to those financial derivatives used for hedging activities, the company also uses energy derivatives, including physical and financial swaps, forwards and options to gain market information and to earn trading revenues. These energy trading activities are accounted for using the mark-to-market method and as such physical and financial energy contracts are recorded at fair value at each balance sheet date. The net pre-tax loss of $2 million from the revaluation of these contracts is reported in the Statement of Earnings for the period ended March 31, 2003.

The fair value of unsettled (unrealized) energy trading assets and liabilities is as follows:

($ millions)	March 31 2003	December 31 2002
Energy trading assets	1	2
Energy trading liabilities	2	2

The source of the valuations of the above contracts is based on actively quoted prices.

3. Financing Expenses

	Three months ended March 31
($ millions)	2003	2002
Interest on debt	36	38
Capitalized interest	(10)	(4)
Net interest expense	26	34
Unrealized foreign exchange (gain) on long-term debt	(55)	(3)
Other foreign exchange	7	—
Total financing expenses	(22)	31

4. Reconciliation of Basic and Diluted Earnings Per Common Share

	Three months ended March 31
($ millions)	2003	2002
Net earnings attributable to common shareholders	375	83
Dividends on preferred securities, net of tax	7	—	(a)
Revaluation of US$ preferred securities, net of tax	(14)	—	(a)
Adjusted net earnings attributable to common shareholders	368	83

(millions of common shares)
Weighted-average number of common shares	449		446
Dilutive securities:
Options issued under stock-based compensation plans	5		8
Redemption of preferred securities by the issuance of common shares	22		—	(a)

Weighted-average number of diluted common shares	476		454

(dollars per common share)
Basic earnings per share(b)	0.84		0.18
Diluted earnings per share	0.77	(c)	0.18	(a)

Note: An option will have a dilutive effect under the treasury stock method only when the average market price of the common stock during the period exceeds the exercise price of the option.

(a)   For the first quarter ended March 31, 2002, diluted earnings per share is the net earnings attributable to common shareholders divided by the weighted-average number of diluted common shares. Dividends on preferred securities, the revaluation of US$ preferred securities and the redemption of preferred securities by the issuance of common shares have an anti-dilutive impact, therefore they are not included in the calculation of diluted earnings per share.

(b)   Basic earnings per share is the net earnings attributable to common shareholders divided by the weighted-average number of common shares.

(c)   Diluted earnings per share is the adjusted net earnings attributable to common shareholders, divided by the weighted-average number of diluted common shares.

5. Stock-based Compensation

A stock option gives the holder the right, but not the obligation, to purchase common shares at a predetermined price over a specified period of time.

After the date of grant, employees that hold options must earn the rights to exercise them. This is done by the employee fulfilling a time requirement for service to the company, and with respect to certain options, is subject to accelerated vesting should the company meet predetermined performance criteria. Once this right has been earned, these options are considered vested. Options granted to non-employee directors vest and are exercisable immediately.

The predetermined price at which an option can be exercised is equal to or greater than the market price of the common shares on the date the options are granted.

See below for more technical details and amounts on the company’s stock option plans:

The company granted 253,338 SunShare options to new employees in the first quarter of 2003.

Under the company’s other plans, 1,720,780 options were granted in the first three months of 2003 (1,659,020 options were granted during the first quarter of 2002).

The fair values of all common share options granted during the period are estimated as at the grant date using the Black-Scholes option-pricing model. The weighted-average fair values of the options granted during the year and the weighted-average assumptions used in their determination are as noted below:

	Three months ended March 31
	2003	2002
Annual dividend per share	0.17	0.17
Risk-free interest rate	4.37%	5.58%
Expected life	6 years	6 years
Expected volatility	33%	34%
Weighted-average fair value per option	$10.10	$6.70

The company does not recognize any compensation expense related to stock options granted to employees and non-employee directors. Compensation expense for all new and previously granted options has been determined based on the fair values at the grant dates, the cost of which is recognized over the estimated vesting periods of the options granted. The company’s net earnings and earnings per share would have been reduced to the amounts below:

	Three months ended March 31
($ millions, except per share amounts)	2003	2002
Net earnings attributable to common shareholders — as reported	375	83
Less: compensation cost under the fair value method	14	10
Pro forma net earnings attributable to common shareholders	361	73
Basic earnings per share
As reported	0.84	0.18
Pro forma	0.81	0.16
Diluted earnings per share
As reported	0.77	0.18
Pro forma	0.74	0.16

6. Supplemental Information

	Three months ended March 31
($ millions)	2003	2002
Interest paid	62	45
Income taxes paid	25	9

Crude oil hedges at March 31, 2003

	Quantity (bbl/day)	Average Price (US$/bbl)(a)	Revenue Hedged (Cdn$ millions) (b)	Hedge Period(d)
Swaps	10 000	30.10	13	2003	(c)
Swaps	15 000	24.46	148	2003
Costless collars	60 000	21.27 - 25.56	516 - 620	2003

Swaps	25 000	22.85	306	2004
Costless collars	11 000	21.00 - 23.65	124 - 140	2004
Swap/call(e)	30 000	24.36	392	2004

Swaps	21 000	21.85	246	2005

Margin hedges at March 31, 2003

Refined product and crude swaps	Quantity (bbl/day)	Average Margin (US$/bbl)	Margin Hedged (Cdn$ millions)(b)	Hedge Period (d)
	13 000	5.70	30	2003
	6 600	5.25	3	2004	(f)

Natural gas hedges at March 31, 2003

	Quantity (GJ/day)	Average Price (Cdn$/GJ)	Revenue Hedged (Cdn$ millions) (b)	Hedge Period(g)
Swaps	10 000	$6.43	14	2003
Costless collars	15 000	$5.85 - $7.01	19 - 22	2003

(a)   Average price for crude oil swaps is WTI per barrel at Cushing, Oklahoma.

(b)   The revenue and margin hedged is translated to Cdn$ at the March 31 exchange rate and is subject to change as the Cdn$/US$ exchange rate fluctuates during the hedge period.

(c)   For the period January to April 2003, inclusive.

(d)   For the full year unless otherwise noted.

(e)   These hedging instruments provide for a minimum price of US$24.36 per barrel with the company realizing additional revenue when prices exceed US$29.67 per barrel.

(f)    For the period January and February 2004, inclusive.

(g)   For the period April to October 2003, inclusive.

7. Transportation Costs and Other Comparative Figures

Effective January 2003, transportation costs billed to customers are classified as revenues with the related transportation costs classified as Transportation and Other Costs in the Statement of Earnings. Previously, these costs were netted against revenue. Prior period amounts have been reclassified for comparative purposes.

Certain other prior period comparative figures have also been reclassified to conform to the current period presentation.

8. Event Subsequent to March 31, 2003

On April 14, 2003, the company entered into an agreement to acquire a refinery and related assets in Denver, Colorado for cash and other consideration of US$150 million (Cdn$220 million). The agreement is subject to a number of closing conditions including approval of the U.S. Federal Trade Commission and other regulatory authorities. The closing is currently expected to occur in the third quarter of 2003.

H I G H L I G H T S

(unaudited)

	2003	2002
CASH FLOW FROM OPERATIONS(3)
(dollars per common share)
For the three months ended March 31
Cash flow from operations	1.37	0.41
Dividends paid on preferred securities (pre-tax)	0.03	0.03
Cash flow from operations after deducting dividends paid on preferred securities	1.34	0.38

RATIOS
For the twelve months ended March 31
Return on capital employed (%)(1)	19.1	11.7
Return on capital employed (%)(2)	17.7	6.8
Net debt to cash flow from operations (times)	1.3	4.4
Interest coverage on long-term debt (times)
Net earnings	11.0	3.3
Cash flow from operations	13.5	5.3

As at March 31
Debt to debt plus shareholders’ equity (%)	38.1	53.5

COMMON SHARE INFORMATION(3)
As at March 31
Share price at end of trading
Toronto Stock Exchange — Cdn$	25.61	28.75
New York Stock Exchange — US$	17.47	18.08
Common share options outstanding (thousands)	21 872	12 803

For the three months ended March 31
Average number outstanding, weighted monthly (thousands)	449 187	446 270

(1)   Return on capital employed — net earnings adjusted for after-tax financing expenses, divided by average capital employed. Average capital employed is the total of shareholders’ equity and short-term and long-term debt, less capitalized costs related to major projects in progress (as applicable), at the beginning and end of the period, divided by two.

(2)   If capital employed were to include capitalized costs related to major projects in progress, the return on capital employed would be as stated on this line.

(3)   Comparative figures reflect a two-for-one share split in May 2002.

QUARTERLY OPERATING SUMMARY

(unaudited)

	For the quarter ended					Total year
	Mar 31 2003	Dec 31 2002	Sept 30 2002	June 30 2002	Mar 31 2002	2002
OIL SANDS
Production(a)	211.1	227.6	207.9	207.6	179.3	205.8
Sales(a)
Light sweet crude oil	120.7	116.7	114.1	90.8	96.8	104.7
Diesel	30.1	25.6	22.4	23.8	20.2	23.0
Light sour crude oil	60.4	73.9	54.8	73.8	70.8	68.3
Bitumen	—	12.2	15.4	8.9	0.3	9.3
Total sales	211.2	228.4	206.7	197.3	188.1	205.3

Average sales price(b)
Light sweet crude oil	46.69	39.02	39.80	37.07	33.55	37.56
Other (diesel, light sour crude oil and bitumen)	40.62	31.04	30.86	30.33	25.53	29.58
Total	44.09	35.12	35.79	33.43	29.66	33.65
Total *	48.77	39.11	40.40	36.68	30.62	36.94

CASH OPERATING COSTS AND TOTAL OPERATING COSTS
New definition:
Cash costs	9.20	8.30	9.35	9.50	11.25	9.50
Natural gas	3.10	1.75	1.05	1.40	2.25	1.55
Imported bitumen	0.10	0.15	—	—	—	0.05
Cash operating costs(1),(c)	12.40	10.20	10.40	10.90	13.50	11.10
Depreciation, depletion and amortization	6.20	6.05	6.25	5.50	6.15	6.00
Total operating costs(2),(c)	18.60	16.25	16.65	16.40	19.65	17.10

As previously defined:
Cash costs	9.35	8.70	9.15	9.40	11.05	9.45
Natural gas	3.10	1.75	1.05	1.45	2.15	1.60
Cash overburden spending	2.30	2.00	1.75	1.75	3.15	2.10
Imported bitumen	0.10	—	—	—	—	0.05
Project start-up costs	0.10	0.05	0.10	—	—	0.05
Cash operating costs(3),(c)	14.95	12.50	12.05	12.60	16.35	13.25
Depreciation, depletion and amortization (net of cash overburden spending)	3.90	4.05	4.50	4.05	2.70	3.90
Total operating costs(4),(c)	18.85	16.55	16.55	16.65	19.05	17.15

(for the period ended)
Capital employed(i)	4 395	4 540	4 720	4 833	4 946

(for the twelve months ended)
Return on capital employed(j)	21.2	16.8	14.6	13.4	14.2
Return on capital employed(j) ****	19.3	15.6	11.8	8.7	6.9

QUARTERLY OPERATING SUMMARY (continued)
(unaudited)

		For the quarter ended					Total year
		Mar 31 2003	Dec 31 2002	Sept 30 2002	June 30 2002	Mar 31 2002	2002
	NATURAL GAS
	Gross production **
	Natural gas(d)	184	182	181	179	175	179
	Natural gas liquids(a)	2.4	2.4	2.3	2.5	2.5	2.4
	Crude oil(a)	1.4	1.5	1.3	1.7	1.4	1.5
	Total gross production(e)	34.5	34.2	33.8	34.0	33.0	33.7
	Average sales price
	Natural gas(f)	7.54	4.91	3.56	3.92	3.21	3.91
	Natural gas(f) *	7.59	4.91	3.56	3.92	3.21	3.91
	Natural gas liquids(b)	41.65	35.14	31.66	28.25	22.53	29.35
	Crude oil — Conventional(b)	47.75	33.20	33.57	30.99	29.15	31.72
	Crude oil — Conventional(b) *	47.75	39.37	40.30	34.82	30.50	36.24
	Net wells drilled
Conventional	— Exploratory ***	3	4	3	—	14	21
	— Development	5	6	2	5	9	22
		8	10	5	5	23	43

	(for the period ended)
	Capital employed(i)	434	449	467	473	363

	(for the twelve months ended)
	Return on capital employed(j)	14.6	9.2	7.7	10.4	20.0

	ENERGY MARKETING AND REFINING
	Refined product sales(g)
	Transportation fuels
	Gasoline
	Retail	4.4	4.5	4.6	4.5	4.3	4.5
	Other	4.2	5.0	4.3	4.2	4.0	4.4
	Jet fuel	0.7	0.5	0.4	0.4	0.3	0.4
	Diesel	3.0	3.2	2.8	3.1	2.4	2.9
	Total transportation fuel sales	12.3	13.2	12.1	12.2	11.0	12.2
	Petrochemicals	1.0	0.7	0.6	0.8	0.6	0.6
	Heating oils	0.8	0.6	0.1	0.4	0.7	0.4
	Heavy fuel oils	0.7	0.7	0.5	0.6	0.6	0.6
	Other	0.9	0.6	0.8	0.9	0.6	0.7
	Total refined product sales	15.7	15.8	14.1	14.9	13.5	14.5

	Margins(h)
	Refining(5)	7.8	6.6	4.4	3.8	4.1	4.8
	Retail(6)	7.0	6.5	6.9	6.8	6.1	6.6

	Crude oil supply and refining
	Processed at Suncor refinery(g)	11.5	12.0	11.1	7.8	11.3	10.6
	Utilization of refining capacity(j)	103	108	100	70	102	95

	(for the period ended)
	Capital employed(i)	470	491	503	524	502

	(for the twelve months ended)
	Return on capital employed(j)	15.5	12.5	8.3	8.6	12.6

QUARTERLY OPERATING SUMMARY (continued)

Definitions

(1)	Cash operating costs	—	Include cash costs that are defined as operating, selling and general expenses (excluding inventory changes), and taxes other than income taxes. Per barrel amounts are based on production volumes.

(2)	Total operating costs	—	Include cash operating costs as defined above and non-cash operating costs. Per barrel amounts are based on production volumes.

(3)	Cash operating costs (as previously defined)	—

Include cash costs that were defined as operating, selling and general expenses (including inventory changes), certain financing expenses, taxes other income taxes and cash overburden spending. Per barrel amounts were based on sales volumes.

(4)	Total operating costs (as previously defined)	—	Include cash operating costs as defined in (3) above and non-cash operating costs. Per barrel amounts were based on sales volumes.

(5)	Refining margin	—	Average wholesale unit price from all products less average unit cost of crude oil.

(6)	Retail margin	—	Average street price of Sunoco branded retail gasoline net of federal excise tax and other adjustments, less refining gasoline price.

Explanatory Notes

*	Excludes the impact of hedging activities.
**	Currently all Natural Gas production is located in the Western Canada Sedimentary Basin.
***	Excludes exploratory wells in progress.
****	If capital employed were to include capitalized costs related to major projects in progress, the return on capital employed would be as stated on this line.

(a)	thousands of barrels per day	(e)	thousands of barrels of oil equivalent per day	(i)	$ millions

(b)	dollars per barrel	(f)	dollars per thousand cubic feet	(j)	percentage

(c)	dollars per barrel rounded to the nearest $0.05	(g)	thousands of cubic metres per day

(d)	millions of cubic feet per day	(h)	cents per litre

Metric conversion

Crude oil, refined products, etc.	1m3 (cubic metre) = approx. 6.29 barrels